TBS International Limited Reports Second Quarter and Six Months 2009 Financial Results

HAMILTON, BERMUDA – August 5, 2009 - TBS International Limited (NASDAQ: TBSI) announced today its financial and operating results for the second quarter and six months ended June 30, 2009.

Second Quarter and Six Months 2009 highlights:

Metric	Q2 2009	Q2 2008	6M 2009	6M 2008
Revenue (thousands)	$72,236	$156,947	$143,394	$288,523
Net (Loss) Income (thousands)	$(16,913)	$52,641	$(38,201)	$98,019
EPS (basic and diluted)	$(0.57)	$1.82	$(1.28)	$3.44
Weighted Average Number of Shares (basic and diluted)	29,827,345	28,778,769	29,822,402	28,411,539
EBITDA (thousands) (1)	$11,170	$72,806	$16,022	$137,106
Drydock Days	136	192	290	339

Freight Voyages
Average Daily Voyage TCE	$11,268	$32,007	$11,480	$30,390
Freight Voyage Days	2,982	2,758	6,098	5,133
Tons of Cargo Shipped (thousands)	2,449	2,288	4,596	4,332
Average Freight Rate for All Cargoes	$24.40	$56.25	$27.03	$52.37
Average Freight Rate excluding Aggregates	$40.33	$91.79	$42.42	$89.35
Bunker Cost/Voyage Day	$4,190	$7,092	$4,365	$6,694

Time Charter out Voyages
Average Daily Time Charter TCE	$9,642	$30,563	$8,028	$30,437
Time Charter Days	1,140	777	2,027	1,807

(1)
EBITDA is a non-GAAP financial measure. Please refer to “Non-GAAP Reconciliations-EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to Net Income.

Management Commentary:

Joseph E. Royce, Chairman and Chief Executive Officer and President stated: “The second quarter of 2009 continued to be very challenging for TBS, and the Handymax/Handysize and General Cargo segment of the Dry Cargo Shipping Industry.  For the first six months of 2009 our revenues and EBITDA declined significantly and we experienced a Net Loss, as the stimulus packages adopted by several governments around the world had not yet positively affected cargo movement and freight rates in our segment of the dry cargo transportation industry.  We anticipated these financial results and, accordingly, prepaid all principal payments due on our debt through the end of 2009.  Additionally, our cash balance on June 30, 2009 was $52.5 million, plus $15.2 million on deposit to cover the remaining 2009 stage advances on construction of the six Roymar Class multipurpose tweendeckers in China.

“Our financial results were not unexpected, and in our view part of the normal progression of the recovery of dry cargo ocean transportation from the depths of the severe global recession we are experiencing. The recovery is now being led by the movement of basic raw materials such as iron ore, coal, and agricultural products on Capesize and Panamax vessels. We are now seeing improvement in TBS cargo volumes and freight rates for the third quarter of 2009 with respect to bulk cargoes of minerals, metals and basic steel products which we carry on our Handymax/Handysize bulk carriers.

“The liner service and general cargo segment of our business has lagged behind the bulk cargo business and we would expect to see demand for the movement of high value finished goods and logistic services resume significantly in the latter part of this year as our customers restock their inventories and resume their projects. “We are cautiously optimistic that the global stimulus packages are taking effect and that there will be a gradual return to more normalized market conditions with the developing countries at the forefront of the global economic recovery.  Urbanization and core economic development, which have been the prevalent trends in developing economies around the world, especially in China, India, South America and Africa, may temporarily slow down but we believe they are irreversible.

“In this environment, we continue to leverage our strongest assets - our worldwide team of shipping professionals and our Five-Star Service consisting of Ocean Transportation, Logistics, Port Services, Operations and Strategic Planning.  We have fully staffed affiliate agencies and representative offices on five continents and are taking steps to expand our trading areas.

“We are also quickly positioning TBS to participate in the economic recovery and to take advantage of new opportunities that may arise:

•	We enhanced our local presence in Southeast Asia, moving our Senior Executive responsible for our Pacific Liner Service to Shanghai.
•
We reinforced our commitment to the Houston Energy and Logistics business segment by relocating two senior Executives to Houston, expanding our office and establishing a Port Warehouse. Houston is the regional project logistics hub.

•	We are exploring Joint Venture opportunities in the Caribbean, South America and Africa for logistics and ocean cargo movement.

“We believe that this pro-active approach combined with our efficient and reliable service will serve TBS well through the second half of 2009 and the economic recovery in 2010.”

Ferdinand V. Lepere, Executive Vice President and Chief Financial Officer commented: “I am pleased to report that as of June 30, 2009, TBS was in full compliance with all of its financial covenants. Our net debt to capitalization ratio was 33.5% with a cash balance of $52.5 million on June 30, 2009.  In addition, we have $15.2 million on deposit which is to be used for our payments to the shipyard on our newbuilding program.

“Our newbuilding program for the six Roymar Class multipurpose tweendeckers is in progress and we have in place the requisite bank financing for them. So far, two vessels have been launched: one in November 2008 and the other in May 2009 however, the scheduled delivery dates on the six vessels have changed. According to the new schedule, we expect the delivery of our first vessel in the third quarter of this year, four vessels are to be delivered in 2010 and the last vessel is expected to be delivered in the first quarter of 2011.

“I would like to reiterate that we have decided to scale back our accelerated steel renewal program to meet only the necessary maintenance requirements. During the second quarter of 2009, we drydocked eight vessels, which includes five vessels that entered into drydocking during the first quarter for 88 days and the remaining three vessels entered drydock for 48 days.”

Second Quarter 2009 Results:
For the second quarter ended June 30, 2009, total revenues were $72.2 million, a decrease of 54.0% compared to the $156.9 million for the same period in 2008. Net loss for the second quarter 2009 was $16.9 million, a decrease of 132.1% compared to $52.6 million profit for the same period in 2008.  Earnings per share on a basic and diluted basis were $(0.57) in the second quarter of 2009, calculated based on 29,827,345 shares, compared to $1.82 for the second quarter 2008, calculated based on 28,778,769 shares.

EBITDA, which is a non-GAAP measure, decreased by 84.6% to $11.2 million for the quarter ended June 30, 2009 from $72.8 million in 2008. Please see “Non-GAAP Reconciliations – EBITDA” following the financial statements in this press release for a reconciliation of EBITDA to net income.

Revenues:
Total revenues of $72.2 million for the second quarter 2009 include voyage revenues of $59.7 million, time charter revenues of $12.2 million and logistics and other revenues of $0.3 million.

An average of 45 vessels (excluding off-hire) were operated during the second quarter 2009 compared to 39 vessels (excluding off-hire) during the same period of 2008.

Voyage Revenues:
Voyage revenues in the second quarter 2009 were $59.7 million, a decrease of $69.0 million or 53.6% from the $128.7 million during the same period in 2008.

Total cargo volume (including aggregates) increased 161,000 tons or 7.0% to 2,449,000 tons for the second quarter 2009 from 2,288,000 for the same period in 2008. The increase in cargo volume is attributed to a slight increase in both aggregates (97,000 tons) and non-aggregates (64,000 tons) carried.

Cargo volume (excluding aggregates) increased 64,000 tons or 5.2% to 1,297,000 tons for the second quarter 2009 from 1,233,000 tons for the same period in 2008. Freight rates excluding aggregates decreased $51.46 per ton or 56.1% to $40.33 per ton for the second quarter 2009 from $91.79 per ton during the same period in 2008.

Average Daily Voyage Time Charter Equivalent, which is an industry standard metric reflecting the daily net earnings of a voyage after deducting all voyage expenses from voyage revenues, was $11,268 per day in the second quarter 2009, a decrease of 64.8% from the $32,007 during the same period in 2008 and a decrease of 3.6% from the $11,685 per day during the first quarter 2009, reflecting continued weakness in the dry cargo industry.

Time Charter Revenues:
Time charter revenues decreased by $13.1 million or 51.8% to $12.2 million for the second quarter 2009 from $25.3 million for the same period in 2008, reflecting a decrease in the average charter hire rates caused by the collapse in the shipping markets.

Average Daily Time Charter Equivalent, which is an industry standard metric reflecting time charter-out revenues during the period reduced by commissions, was $9,642 per day in the second quarter 2009, a decrease of 68.5% from the $30,563 during the same period of 2008. The key factor driving the decrease in the average time charter equivalent rate per day is the worldwide economic crisis.

Expenses:
Total operating expenses for the second quarter 2009 decreased by $15.2 million or 15.2% to $85.0 million from $100.2 million for the same period in 2008.

Voyage expenses, which include fuel costs, commissions, port call charges and stevedoring, declined by $14.6 million or 34.9% to $27.3 million for the second quarter 2009. The decrease is due to a decline in fuel expenses which were a result of lower average fuel costs partially offset by higher fuel consumption due to an increase in the average number of controlled vessels; decreased commission expense as a result of lower voyage revenues, as well as port call expenses and stevedore and other cargo-related expenses.

Vessel expenses which consist of operating expenses relating to owned and controlled vessels, such as crewing, stores, repairs and maintenance, insurance and charter hire fees for vessels that are chartered-in, increased by $1.2 million or 4.9% to $25.5 million for the second quarter 2009 as compared to $24.3 million for the same period in 2008. Owned vessel expenses increased by $1.3 million due to an increase in the average number of owned vessels (47 compared to 42) and increased vessel days.  Chartered-in vessel expenses decreased $0.5 million due to a decrease in the chartered-in rate per day.

General and administrative expenses decreased by $6.9 million or 45.4% to $8.3 million in the second quarter 2009 reflecting our cost reduction efforts and due to a decrease in personnel expenses, related to the elimination of our 2009 bonus accrual.

The operating expenses for the second quarter 2009 also include an expense of $0.2 million related to TBS Logistics Incorporated, our cargo and transport management subsidiary.

Results for the Six Months ended June 30, 2009:
For the six months ended June 30, 2009, total revenues were $143.4 million, a decrease of 50.3% compared to the $288.5 million for the same period 2008. Net loss for the six months 2009 was $38.2 million, a decrease of 139.0% compared to $98.0 million profit for the same period 2008.  Earnings per share on a basic and diluted basis were $(1.28) for the six months ended June 30, 2009, calculated based on 29,822,402 shares, compared to $3.44 for the same period of 2008, calculated based on 28,411,539 shares.

EBITDA, which is a non-GAAP measure, decreased by 88.3% to $16.0 million for the six months ended June 30, 2009 from $137.1 million in 2008. Please see “Non-GAAP Reconciliations – EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to net income.

An average of 45 vessels (excluding off-hire) were operated during the six months 2009 compared to 38 vessels (excluding off-hire) during the same period of 2008.

Total revenues of $143.4 million for the six months 2009 include voyage revenues of $124.3 million, time charter revenues of $18.3 million and logistic and other revenues of $0.8 million.

Fleet Expansion and Newbuilding Program:
The previously announced TBS Newbuilding Program to construct six Roymar Class multipurpose vessels with retractable tweendecks is proceeding with the launch of two vessels: one in November 2008 and the other in May 2009. Two vessels were tentatively scheduled to be delivered in 2009 and four vessels in 2010. However, the scheduled delivery dates on the six vessels have changed with the first vessel to be delivered in the third quarter of 2009, the next four vessels in 2010 and the last vessel in 2011.

TBS previously entered into a $150 million term loan credit agreement with a syndicate of lenders led by The Royal Bank of Scotland to finance the building and purchase of these six new multipurpose vessels. As of June 30, 2009, the Company has made cumulative payments of $125.9 million to the Shipyard towards the purchase of these vessels.

TBS 2009 Drydock Program and Vessel Upgrade Program:
For 2009, TBS plans to drydock 22 vessels for approximately 662 drydocking days with steel renewal of about 2,191 metric tons at a total cost of approximately $20.4 million. This estimate includes one vessel that entered into drydock during the fourth quarter of 2008.

Our anticipated 2009 drydocking schedule is as follows:

•
During the three months ended March 31, 2009, TBS drydocked one vessel that entered into drydock during the fourth quarter of 2008 and continued its drydocking for 16 days in the first quarter 2009. Additionally, eight vessels entered into drydock for 138 drydock days, requiring about 657 metric tons of steel.

•
During the second quarter 2009, five vessels that entered into drydock during the first quarter continued their drydocking for 88 days and three vessels entered drydocking for 48 days, requiring about 425 metric tons of steel.

•	We estimate for the third quarter 2009, six vessels requiring about 684 metric tons of steel and about 212 drydock days
•	We estimate for the fourth quarter 2009, four vessels requiring about 425 metric tons of steel and about 160 drydock days

Conference call and webcast:
On Thursday, August 6, 2009 at 10:00 a.m. EDT, the company’s management will host a conference call to discuss the results.

Conference call details:
Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1-888-680-0890 (from the US) or 1-617-213-4857 (International Dial In). Participant Passcode: 10391845. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PMJWEHWNU. Pre-registrants will be issued a PIN number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Webcast:
There will also be a live -- and then archived -- slides and audio webcast of the conference call on the company's website www.tbsship.com, which can be accessed by clicking on the webcast link. As soon as practicable, the webcast and the corresponding slides will be archived and will also be accessible on our website.

Replay:
A telephonic replay of the conference call will be available from 1:00 p.m. ET on Thursday, August 6, 2009 until Thursday, August 13, 2009 by dialing 1-888-286-8010 (from the US) or 1-617-801-6888 (International Dial In). Access Code: 33631268. A replay of the webcast will be available soon after the completion of the call.

Consolidated Statements of Income
For the Second Quarter and Six Months
Ended June 30, 2009 and 2008
 (In thousands, except per share amounts and outstanding shares)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenue
Voyage revenue	$59,741	$128,696	$124,254	$226,856
Time charter revenue	12,168	25,258	18,339	57,984
Logistics revenue (1)	270	2,711	536	3,243
Other revenue	57	282	265	440
Total revenue	72,236	156,947	143,394	288,523

Operating expenses
Voyage	27,314	41,931	56,313	73,849
Logistics (1)	172	2,191	421	2,691
Vessel	25,520	24,315	53,499	47,749
Depreciation and amortization of vessels
and other fixed assets	23,603	16,515	46,322	30,008
General and administrative	8,349	15,296	17,035	27,063
Total operating expenses	84,958	100,248	173,590	181,360

(Loss) income from operations	(12,722)	56,699	(30,196)	107,163

Other (expenses) and income
Interest expense	(4,466)	(3,840)	(7,977)	(7,277)
(Loss) on extinguishment of debt (2)	-	-	-	(2,318)
Interest and other income (expenses)	275	(218)	(28)	451
Total other (expenses) and income, net	(4,191)	(4,058)	(8,005)	(9,144)

Net (loss) income	$(16,913)	$52,641	$(38,201)	$98,019

Earnings per share
Net (loss) income per common share
Basic and Diluted	$(0.57)	$1.82	$(1.28)	$3.44

Weighted average common shares outstanding
Basic and Diluted	29,827,345	28,778,769	29,822,402	28,411,539

Operating Data for the Three and Six Months Ended June 30, 2009 and 2008

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Other Operating Data:
Controlled vessels (at end of period) (3)	47	44	47	44
Chartered vessels (at end of period) (4)	2	-	2	-
Freight Voyage Days (5)	2,982	2,758	6,098	5,133
Vessel days (6)	4,364	3,896	8,726	7,635
Tons of cargo shipped (7)	2,449	2,288	4,596	4,332
Revenue per ton (8)	$24.40	$56.25	$27.03	$52.37
Tons of cargo shipped, excluding
aggregates (7) (9)	1,297	1,233	2,449	2,227
Revenue per ton, excluding
aggregates (8) (9)	$40.33	$91.79	$42.42	$89.35
Chartered-out days	1,140	777	2,027	1,807
Chartered-out rate per day	$10,674	$32,506	$9,047	$32,088
TCE per day - Freight Voyages (10)	$11,268	$32,007	$11,480	$30,390
TCE per day - Time Charters-Out (11)	$9,642	$30,563	$8,028	$30,437

(1)	TBS Logistics represents revenue and related costs for cargo and transportation management services as part of TBS’ Five Star Service to customers which began operations in the fourth quarter of 2007.

(2)
In 2008 the loss on extinguishment of debt represents the write-off of unamortized deferred finance costs in connection with the March 2008 refinancing of the Bank of America syndicated credit facility.

(3)	Controlled vessels are vessels that are owned or chartered-in with an option to purchase. As of June 30, 2009, two vessels in the controlled fleet were chartered-in with an option to purchase.

(4)	Represents vessels that were both chartered-in under short-term charters (less than one year at the start of the charter) and chartered in under long-term charters without an option to purchase.

(5)	Represents the number of days controlled and time-chartered vessels were operated by the Company performing freight voyages. Freight voyage days exclude both off-hire days and time chartered out days.

(6)
Represents the number of days that relate to vessel expense for controlled and time-chartered vessels. Vessel expense relating to controlled vessels is based on a 365-day year. Vessel expense relating to chartered-in vessels is based on the actual number of days the vessel is operated, excluding off-hire days.

(7)	In thousands.

(8)
Revenue tons is a measurement on which shipments are freighted. Cargoes are rated as weight (based on metric tons) or measure (based on cubic meters), whichever produces the higher revenue will be considered the revenue ton.

(9)
Aggregates represent high-volume, low-freighted cargo, which can overstate the amount of tons that is carried on a regular basis and accordingly reduces the revenue per ton. TBS believes that the exclusion of aggregates better reflects their cargo shipping and revenue per ton data for their principal services.

(10)
Daily Time Charter Equivalent or "TCE" rates are defined as voyage revenue less voyage expenses during the year divided by the number of available freight voyage days during the period. Voyage expenses include: fuel, port call, commissions, stevedore and other cargo related and miscellaneous voyage expenses.  To conform to the 2009 presentation daily time charter equivalent rate for 2008 was revised to exclude logistics expenses which were classified as voyage expense in 2008. No deduction is made for vessel or general and administrative expenses. TCE includes the full amount of any probable losses on voyages at the time such losses can be estimated. TCE is an industry standard for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue.

(11)
Daily Time Charter Equivalent or "TCE" rates for vessels that are time chartered out are defined as time charter revenue during the period reduced principally by commissions divided by the number of available time charter days during the period.  Commission for vessels that are time chartered out for the three months ended June 30, 2009 and June 30, 2008 were $0.5 million and $1.5 million, respectively.  Commission for the six months ended June 30, 2009 and June 30, 2008 were $0.8 million and $3.0 million.  For the three and six months ended June 30, 2009, time charter voyages include primarily fuel cost as well as other miscellaneous voyage costs of $0.7 million and $1.3 million, respectively.  The fuel cost is related to fuel price differentials caused by volatility in the fuel market and the cost for ballasting vessels to time charter delivery ports.  No deduction is made for vessel or general and administrative expenses.  TCE is an industry standard for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue.

Balance Sheet Data
Please find below TBS’ selected balance sheet data:

	June 30,	December 31,
	2009	2008

Balance Sheet Data (In thousands):
Cash and cash equivalents	$52,488	$131,150
Restricted Cash	15,175	-
Working capital	42,632	104,311
Total assets	952,912	1,041,685

Long-term debt, including current portion	336,664	383,074
Total shareholders' equity	565,038	598,296

Non-GAAP Reconciliations
Please find below TBS’ EBITDA reconciliation for the three and six months ended June 30, 2009 and 2008.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
EBITDA Reconciliation (In thousands):
Net (Loss) Income	$(16,913)	$52,641	$(38,201)	$98,019
Net interest expenses	4,480	3,650	7,901	9,079
Depreciation and Amortization	23,603	16,515	46,322	30,008
EBITDA	$11,170	$72,806	$16,022	$137,106

Forward Looking Statements “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.

Included among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following:
•	changes in demand for the company’s services;
•	a material decline or prolonged weakness in rates in the shipping market;
•
changes in rules and regulations applicable to the shipping industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries;

•	actions taken by regulatory authorities;
•	changes in trading patterns significantly impacting overall vessel tonnage requirements;
•	changes in the typical seasonal variations in charter rates;
•	increases in costs, including changes in production of or demand for oil and petroleum products, crew wages, insurance, provisions, repairs and maintenance, generally or in particular regions;
•	changes in general domestic and international political conditions;
•
changes in the condition of the company's vessels or applicable maintenance or regulatory standards, which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs;

•	increase in the cost of our drydocking program or delays in our anticipated drydocking schedule;
•
China Communications Construction Company Ltd./Nantong Yahua Shipbuilding Co., Ltd.’s ability to complete and deliver the vessels on the anticipated schedule and the ability of the parties to satisfy the conditions in the shipbuilding agreements; and

•
other factors listed from time to time in the company's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the period ended December 31, 2008 and its subsequent reports on Form 10-Q and Form 8-K.

About TBS International Limited:
TBS is a fully-integrated transportation service company that offers customers the TBS Five Star Service consisting of ocean transportation, operations, logistics, port services, and strategic planning. We offer liner, parcel, bulk, and chartering services, supported by a fleet of multipurpose tweendeckers and handysize and handymax bulk carriers, including specialized heavy-lift vessels. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Middle East.

Visit our website at www.tbsship.com

For more information, please contact:

     Company Contact:
     Ferdinand V. Lepere
     Executive Vice President and Chief Financial Officer
     TBS International Limited
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

     Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     tbs@capitallink.com